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                                                                   Exhibit 10.64



                                                                 August 20, 1997

Mr. Chris DeWinter
26 Austin Point
Port Chester, NY 10573

                                            Re: Terms of Employment

Dear Chris:

                  We are pleased to confirm that Mego Mortgage Corporation (the "Company") has offered you a position as a senior executive officer of the Company, subject to the terms of this letter (the "Letter Agreement"). Your employment hereunder commenced as of July 1, 1997 and, unless terminated earlier by you or the Company, will continue until December 31, 1999 (the "Employment Term"). You will report to the Chief Executive Officer ("CEO") or such other officer more senior to you as may be designated by the CEO from time to time. Following the expiration of the Employment Term, your employment with the Company shall be "at-will" and may be terminated by you or the Company at any time.

                  The Company shall pay you a base salary at the rate of $130,000 per year, in accordance with the usual payroll practices of the Company.

                  You will receive a sign-on bonus of $25,000 (subject to all applicable federal, state and local withholding requirements) to be paid to you as soon as practicable, provided that you have not previously received such bonus. While you are employed by the Company, you will be eligible to be considered for a year-end discretionary performance bonus award based on factors determined by the Company in accordance with the Company's executive bonus pool program. The bonus payment, if any, shall be paid to you at the time the Company distributes all other bonuses.

                  Notwithstanding the foregoing, you are guaranteed to receive a bonus of $75,000 (the "Guaranteed Bonus") for the first full year you are employed (ending June 30, 1998) to be paid to you on or before July 15, 1998, except if your employment is terminated by the Company for "cause" (as determined by the Board of Directors of the Company in its sole and absolute discretion) or you resign


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Chris DeWinter
August 20, 1997
Page 2


voluntarily prior to July 1, 1998, the Guaranteed Bonus shall be forfeited and you shall not be entitled to future bonus payments.

                  While you are employed by the Company, you shall devote substantially all of your business time and efforts to the performance of your duties hereunder and use your best efforts in such endeavors, provided, however, you shall be allowed, to manage your passive personal investments in accordance with Company policies on personal investments.

                  While you are employed by the Company, you shall be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs, in accordance with the terms thereof in effect from time to time, as are generally provided from time to time by the Company to other senior executives of the Company; provided, that: (i) in no event shall you receive less than three (3) weeks paid vacation for any calendar year (commencing January 1, 1998) during the Employment Term (any unused vacation will be forfeited) and (ii) the Company shall reimburse you for the payment of any COBRA premium for your (and your dependents') health coverage prior to the time you and your dependents become eligible to participate in the Company's health plan.

                  The Company shall also provide the following in connection with your relocation from New York to Atlanta: (i) reimbursement of the moving expenses paid pursuant to a contract with your moving company for moving any household items owned by you and your dependents; (ii) reimbursement of any realtor commissions for sale of your New York residence, up to a maximum of 7 percent of the sale price of such residence; (iii) reimbursement of up to 1.5 percent of origination fee for the origination for the facilitation of a loan to purchase a metro area Atlanta residence. To the extent that you incur tax on receipt of the amounts paid under subsections (ii) and (iii) above, the Company shall make an additional payment to you so that you will have no additional cost for receiving such amounts or any additional payment.

                  The Company shall also pay reasonable amounts for temporary housing until your home in New York is sold or for a maximum of three months, whichever comes first.

                  If your employment is terminated by the Company for any reason other than for "cause" (as determined by the Company's Board of Directors in its sole and absolute discretion) prior to the expiration of the Employment Term, the Company shall pay you in the form of a lump sum, no later than fifteen (15) days following the date of such termination of employment an amount equal to:
(A) the value of your unpaid base salary through the remainder of the Employment Term; plus (B) your Guaranteed Bonus, to the extent not already paid.


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Chris DeWinter
August 20, 1997
Page 3


                  Upon termination of your employment for any reason, the Company shall have no obligations under this Letter Agreement other than as provided above and to pay you: (i) any base salary that you have earned but remains unpaid and (ii) any unreimbursed business expenses otherwise reimbursable in accordance with the Company's policies as in effect from time to time.

                  This Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you. This Letter Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware without reference to rules relating to the conflicts of laws.


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Chris DeWinter
August 20, 1997
Page 4


                  This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Letter Agreement shall be valid unless made in writing and signed by the parties hereto.

                                   Very truly yours,

                                   MEGO MORTGAGE CORPORATION

                                   By
                                     -----------------
                                     Name:
                                     Title:

Agreed:

----------------------------
Chris DeWinter